This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of (i) each member of the group identified in Item 8 and (ii) the other reporting person(s) identified in
Item 6 that may be deemed to beneficially own more than five percent of the issuer's outstanding equity securities.

         Legg Mason Capital Management, Inc.


         By__/s/ Gregory B. McShea_____________________
             Gregory B. McShea, Chief Compliance Officer


         LMM LLC


         By__/s/ Jennifer Murphy________________________
               Jennifer Murphy, Chief Operations Officer



         Legg Mason Opportunity Trust, Inc.


         By__/s/ Gregory T. Merz_________________________
                Gregory T. Merz, Vice President